Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-53712, 333-69195, 333-67779, 333-58361 and 333-107004) of IMS Health Incorporated of our report dated March 14, 2005 relating to the consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which is included in the 2004 Annual Report to Shareholders and incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 14, 2005 relating to the financial statement schedule, which is included in this Form 10-K.

PricewaterhouseCoopers LLP
New York, New York
March 15, 2005